UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date Of Report (Date Of Earliest Event Reported): June 25, 2008 (June 19, 2008)
PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 1-9900

Maryland	86-0602478
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401
(Address of Principal Executive Offices, Including Zip Code)
310-395-2083
(Registrant’s Telephone Number, Including Area Code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), pursuant to the Master Formation and Contribution Agreement dated as of October 3, 2006 between Arizona Land Income Corporation and POP Venture, LLC, as amended, obtained on March 19, 2008 the option to purchase (“Option”) at a price equal to the cost of investment of affiliates of POP Venture, LLC and of the Company’s Chairman of the Board, Jay H. Shidler (the “Shidler Affiliates”), up to eighteen properties that the Shidler Affiliates had acquired or had under contract to acquire.
     The Company holds, through Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), a 32.167% managing ownership interest in an existing joint venture (the “Joint Venture). The remaining ownership interest in the Joint Venture is owned by an unaffiliated institutional partner. On June 19, 2008, the Joint Venture acquired, following the partial exercise of the Option, two commercial office buildings totaling approximately 81,000 rentable square feet, located in San Diego, California (the “Office Portfolio”) under the Purchase and Contribution Agreement and Joint Escrow Instructions dated as of February 27, 2008 between Buie Carlsbad LLC and Shidler West Investment Partners, LP, a California limited partnership and a Shidler Affiliate (“SWIP”), as amended, and the Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 by and among Buie Carlsbad Building B LLC and SWIP, as amended (collectively, the “Office Portfolio Agreements”). Pursuant to the terms of the Option, the Operating Partnership assumed the rights and obligations of SWIP under the Office Portfolio Agreements. The Office Portfolio Agreements contain customary representations and warranties and conditions to the consummation of the transactions contemplated by the Office Portfolio Agreements.
     The Joint Venture acquired its ownership interest in the Office Portfolio for a purchase price of approximately $19.15 million, including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The Company funded a portion of the purchase price by issuing approximately 327,000 common units of the Operating Partnership (the “Common Units”) on behalf of the Joint Venture. The Common Units were valued at $6.81 per unit, based on the average closing price of the Company’s common stock for the trading days occurring within the 20 day period preceding the closing date of the transactions contemplated by the Office Portfolio Agreements. The Company maintained its 32.167% managing ownership interest in the Joint Venture following the acquisition of the Office Portfolio.
Item 3.02. Unregistered Sales of Equity Securities.
     On June 19, 2008, pursuant to the Office Portfolio Agreements, the Company issued approximately 327,000 Common Units as a part of the transaction described elsewhere in this Current Report on Form 8-K. The Common Units will become exchangeable for shares of the Company’s common stock on a one for one basis, but no earlier than June 19, 2010. The Common Units were issued without registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, as the issuance was made to qualifying investors.

Signature(s)
     Pursuant to the Requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.
Dated: June 25, 2008	/s/ James M. Kasim
	Name:	James M. Kasim
	Title:	Chief Financial Officer